          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
                   SEPARATELY WITH THE SECURITIES AND EXCHANGE
           COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                                                   Exhibit 10.32

                              FUEL SUPPLY AGREEMENT

Between the undersigned: COMPANIA PANAMENA DE AVIACION, S.A, a company duly organized under the laws of the Republic of Panama, incorporated in the Public Registry, File 12086, Film 515, Image 111 of the Mercantile Microfilm Section, represented by VICTOR VIAL, as Financial Vice President, granted with full capacity and power, hereinafter COPA AIRLINES, and PETROLEOS DELTA, S.A, a company duly organized under the laws of the Republic of Panama, incorporated in the Public Registry, File 11524, Film 115657, Image 0002 of the Mercantile Microfilm Section, with RUC N(degree) 11524-0002-115657, represented by FERNANDO ROMERO LABARCES, as Legal Agent, granted with full capacity and power, agree to execute this Fuel Supply Agreement, subject to the following:

I. PURPOSE OF THE AGREEMENT

Subject to the terms and conditions of this agreement, PETROLEOS DELTA will deliver aviation fuel to the COPA AIRLINES' aircraft in the Tocumen International Airport (PTY) in Panama.

COPA AIRLINES, in return, will receive and pay for the supplied fuel, which will be used for the consumption of COPA AIRLINES' aircraft and/or equipment under its service.

II. SALES VOLUME

This Agreement has been prepared assuming an (estimated) volume of 30,000,000 gallons of Jet Fuel per year, according to the invitation letter sent by COPA AIRLINES' Fuel & Risk Management office on April 9th 2005.

II. PRICE

The sales price of Jet Fuel in the wing of the Aircraft in Tocumen International Airport, at room temperature, will be equal to the average of the USGC as defined below, plus a fixed differential per gallon (which includes the transport cost, plus gross margin), plus the charges to be paid to the Civil Aviation (as airport tax) and to Ogden Aviation Services (as into plane).

According to the previous formula, the effective price as of June 9, 2005 will be:

Average of the USGC (previous two weeks)           1.5787
Margin and Delta management including transport    **Material Redacted**
Airport Tax                                        **Material Redacted**
Ogden Aviation Services charge                     **Material Redacted**
         TOTAL                                     **MATERIAL REDACTED**
                                                   ---------------------

The USGC Average is the average of the postings published in the "US Gulf Coast waterborne Mean" for the Kero 54 Jet according to Platt's Oligram Price Report. For calculation purposes, Platt's publications during the previous 14 days will be used. This average will be in force during the following 14 days and so forth thereinafter. For calculation purposes, non business days will be calculated based on the previous day posting since postings only occur on business days (Monday through Friday).

As an example, the average of the USGC for Wednesday May 25 to Tuesday June 7 2005, was B/.1.5787 and entered into force on Thursday June 9 until Wednesday June 22, 2005.

The total price will vary according to variations in the price of USGC (which will happen every 14 days), as well as Civil Aviation and the Operating Company charges, keeping PETROLEOS DELTA the gross margin per gallon.

This price may also increase or decrease should there be an increase or decrease in any tax, charge of Civil Aviation, charge of the Operating Company, charge or expense of any other nature, duty, fee or right that may affect the cost of the product that we are quoting.

III. DELIVERIES

The fuel supplied by PETROLEOS DELTA to COPA AIRLINES in virtue of this agreement will be delivered in the aircraft's wing in Tocumen International Airport of the City of Panama, in the usual and regular areas that COPA AIRLINES uses for refueling. The risk and property of the fuel supplied in virtue of this agreement will be assumed by COPA AIRLINES as the supplied fuel passes through the joint that connects to the entrance of the receptive airplane. The deliveries will be adjusted to the scheduled flight times of COPA AIRLINES airplanes, that are known by PETROLEOS DELTA and the Fuel System Operator, hereinafter OGDEN, which may vary from time to time, with previous written notice, according to COPA AIRLINES operational needs.

IV. INVOICING

Petroleos Delta, S.A. shall invoice COPA AIRLINES weekly for all Jet Fuel consumed by COPA AIRLINES. Invoices shall cover Friday to Thursday periods of every week, except for the beginnings and endings of every month, in which case the week will start or end according to the date on which the month starts or ends.

PETROLEOS DELTA shall invoice COPA AIRLINES on a weekly basis (every Monday), the amount corresponding to the previous week consumption, except for holidays, in which case the invoice will be presented on the next immediate business day.

V. PAYMENT CONDITIONS

**Material Redacted**

                                **Material Redacted**

**Material Redacted**

Payments for fuel shall be made to Petroleos Delta, S.A. by a check drawn against a local bank, expressed in dollars (legal US currency).

VI. QUALITY

VI. 1- The specifications corresponding to fuel supplied in virtue of this agreement are set hereunder:

Fuel for Turbo A-1 type reactors without antistatic additive complying with ASTM D-1655 (last edition) Quality Requirements.

VI. 2- COPA AIRLINES will, from time to time, be permitted to take samples of the fuel before it is supplied into the aircraft, and make basic tests such as water content or impurities. The gathering of these sample shall be properly coordinated so that a PETROLEOS DELTA representative or an OGDEN operator is present, and who shall be duly equipped for water testing, determining the specific weight and temperature of the fuel.

In the case that the samples referred to in the previous paragraph differ from the quality requirements cited in item VII.1, the operator will not sell or supply the tested fuel into the airplane and will proceed to supply fuel that complies with said requirements from another lot. Any complaint that COPA AIRLINES may have about fuel quality will be addressed to PETROLEOS DELTA in writing in a period no greater than 30 days after the date of delivery.

VII. COMPENSATION AND LIABILITY

Parties will be held liable to each other for damages caused by willful misconduct or gross negligence. It is nevertheless understood and agreed that upon no event shall the parties be held liable to each other for indirect or general damages (including but not limited to loss of profit).

VIII. FORCE MAJEURE

No party shall be liable for damages caused by delay or impossibility to perform, in part or totally, when said delay or failure occurs due to a fortuitous cause, strike, climate, act of terrorism, differences with the workers, forced company closedown, fires, floods, complying with governmental authority's acts or regulations, declared or non-declared war conditions, accidents, Freight Services delays, limitation or impossibility to obtain equipment, supplies, material or raw material or any other cause out of the breaching party's control which is or is not similar to the aforementioned causes. It is hereby understood and agreed that the solution of the strikes and differences with workers, falls within the full discretion of the party facing said strikes or differences.

If COPA AIRLINES breaches its obligations, in part or totally, under a force majeure event, COPA AIRLINES will therefore have the right to cancel, notifying the other party, any and/or all flights affected by said Force Majeure event, being exempt of any liability, penalty or damages for said cancellation. Furthermore, COPA AIRLINES' obligations affected by the Force Majeure event shall remain cancelled as long as the Force Majeure event lasts.

If PETROLEOS DELTA breaches its obligations under this agreement, in part or totally, under a Force Majeure event, PETROLEOS DELTA shall therefore have the right to cancel or reduce the supply of fuel affected by said Force Majeure, by notifying COPA AIRLINES, without being held liable or being subject to any penalty or damages for said suspension or reduction.

Any of the parties shall make reasonable efforts to end the Force Majeure, not being required to compromise the strike, close employees unions or other labor difficulties contrary to its desires and under its entire discretion. It is clear and understood that COPA AIRLINES' halt of its obligations due to Force Majeure does not imply cessation of payment of COPA AIRLINES to PETROLEOS DELTA, of indebted sums which nevertheless need to be paid on the agreed dates.

In the case that PETROLEOS DELTA withholds, reduces or suspends deliveries of fuel in regards with this Agreement, based in the present Force Majeure Clause, and as long as the withholding, reduction or suspension of the deliveries continue, COPA AIRLINES shall have the liberty to buy to other suppliers, by its own means, the amount of fuel not delivered as a consequence of the preceding event.

IX. DURATION OF THIS AGREEMENT

This Agreement is effective as from July 1, 2005, and will continue in full force and effect for a period of twelve (12) months until June 30, 2006 and will be automatically renewed for an additional period of twelve (12) months, if within 30 days prior to the original expiration date, none of the parties indicate to the other its intention to terminate this Agreement. This Agreement can only be cancelled prior to its original termination by mutual consent of the parties and if properly attested.

COPA AIRLINES will have the option to renew the present Agreement for an additional twelve (12) months period maintaining the same terms and price conditions, and anytime when there does not exist, for PETROLEOS DELTA, any justifiable cause that shall affect the actual price structure of PETROLEOS DELTA.

Any amendment or addition to what has been established in this Agreement shall be in written and with mutual consent of the contracting parties.

X. CONFIDENTIALITY

Both parties agree to keep this Agreement and all of its parts confidential.

XI. APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed and construed in accordance with the laws of the Republic of Panama.

The parties shall solve any discrepancy or dispute arising from the application or interpretation of this Agreement by direct and friendly negotiations. Shall an agreement not be reached, the parties will be subject to the Justice Tribunals of Panama City, Republic of Panama.

For the evidence and proof of what has been agreed upon in this Agreement, it is executed in two identical copies in the city of Panama, Republic of Panama, on July 18, Two Thousand and Five (2005).

BY PETROLEOS DELTA:                  BY COPA AIRLINES:

Fernando Romero                      Victor Vial
Executive Vice President             Financial Vice President
and General Manager